Exhibit 99.1

United Microelectronics Corporation (UMC)

2024 Plan Governing the Issuance of Restricted Stock Awards for Employees

Article I  Purpose of Issuance
United Microelectronics Corporation (the "Company") and its subsidiaries (the "UMC Group"), in order to attract and retain key talents for the achievement of its medium- and long-term objectives, intends to encourage employees to spare no efforts in reaching its operational goals, with the aim of creating more benefits for the Company and its shareholders and ensuring the alignment of the interests of the UMC Group’s employees with that of its shareholders. Therefore, in accordance with Article 267, Paragraph 9 of the Company Act and the “Regulations Governing the Offering and Issuance of Securities by Securities Issuers” promulgated by the Financial Supervisory Commission (hereinafter referred to as the “Offering and Issuance Regulations”), the Company adopts 2024 Plan Governing the Issuance of Restricted Stock Awards for Employees (hereinafter referred to as the “Plan”).

Article II Period of Issuance
The Company may issue the shares of restricted stock awards at once or in multiple times depending on the actual needs within two year after obtaining the notice from the competent authority indicating that registration has become effective. The actual date of issuance shall be determined by the Chairman as authorized by the Company’s board of directors (the “Board of Directors”).

Article III　Conditions for Issuance
(I)	Expected issue price: The current issue is gratuitous. The issue price is NT$0 per share.
(II)
The type of share issued and granted to employees will be the Company’s newly issued common shares that entail the same rights and obligations as those of any other outstanding common share, except for the limited rights prior to fulfillment of the vesting conditions in accordance with Article VI.

(III)         Vesting conditions
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1.	An employee, after having been granted a restricted stock award, shall fulfill the following vesting conditions
1-1.	Remain on the job on each vesting date;
1-2.
During the performance period, have no punishment record by the company in which he/she is employed in relation to violation of the employment contract, employee code of conduct, trust agreement, corporate governance best practice principles, ethical corporate management best practice principles, work handbook or non-compete and non-disclosure policies of the company in which he/she is employed or any agreement with the company in which he/she is employed; however, if the employee has such punishment records, the Company may determine the proportion of vesting shares to be granted based on the severity of the violation; and

1-3.
Have fulfilled both the personal performance indicators and operational goals set by the Company, the proportions of the vesting shares to be granted for such employee on the vesting date of each year will be as follows:

1-1. On the job for 2 years after granted: 33%
1-2. On the job for 3 years after granted: 33%
1-3. On the job for 4 years after granted: 34%
2.	Personal performance indicator(s): The performance rated “A” or higher for the most recent fiscal year prior to the end of each vesting period.
3.
The operational goals of the Company are based on the earnings per share (EPS), total shareholder return (Total Shareholder Return, TSR) and ESG as performance indicators. Listed below are the performance targets and weighting for the indicators. Targets are set for each indicator. Indicators that have achieved the target value, the number of vested shares in the year are calculated according to the corresponding weighting. Otherwise, the corresponding weighting is 0%. The performance period refers to the fiscal year of the most recent annual financial statements audited by a certified public accountant before the relevant vesting date. Performance indicators

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are based on the consolidated financial statements audited by a certified public accountant corresponding to the period required by the indicators.

Indicator	Weighting	Target
Earnings Per Share (EPS)	30%	Higher than the Company’s average of the previous three years (Note 1)
Total Shareholder Return (TSR) (Note 2)	30%	The Company’s TSR compared to the TWSESCI Index TSR: • Greater than or equal to the TWSESCI Index TSR: 100% • Less than the TWSESCI Index TSR: 0%
ESG	40%

100% if both of the following goals are met; otherwise, 0%. The conditions are as follows:
•          Greenhouse gas (GHG) emissions (Note 3)
On the job for 2 years after granted: Reduce 14% or more in year 2025 ；
On the job for 3 years after granted: Reduce 16% or more  in year 2026；
On the job for 4 years after granted: Reduce 18% or more in year 2027.
•         Female directors reach one-third or more of the Board. (Note 4)

Note 1.
Comparing the performance period with the average of the preceding three years. The average of the preceding three years is calculated by taking the EPS of each year to infinite decimal places and then rounding  the resulting average  to four decimal places.

Note 2.
The TSR is calculated based on the share prices of the Company (Ticker: 2303 TT) and the Taiwan Semiconductor Index (Ticker: TWSESCI Index) during the performance period, with the initial share price defined as the average stock price of the previous 30 trading days up to and including

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the first day of the performance period, and the ending share price defined as the average stock price of the previous 30 trading days up to and including the last day of the performance period, plus the dividends (if any). Stock price and dividend information are based on the Taiwan Stock Exchange and Bloomberg Financial Database.

Note 3.
GHG emissions take year 2020 as the base year, with the calculation scopes defined under GHG Protocol, including direct emissions (Scope 1) and indirect emissions from purchased or acquired energy (Scope 2) defined by GHG Protocol, and the reduction performance is calculated under a full-capacity production scenario.

Note 4.	Based on the list of board members on each vesting date.

 (IV)       Non-fulfillment of the vesting conditions by employees
1.
After the company's operational goals’ review, if it is confirmed that the targets are not achieved, the shares of restricted stock awards granted to him/her but unfulfilled vesting conditions will be recalled and canceled by the Company without any compensation to such employee.

2.
Where an employee who has been granted the shares of restricted stock awards is not on the job on the vesting date, has committed an act of gross negligence by violating any of the agreements under Article III, Paragraph (III), Sub-paragraph 1, or has failed to fulfill both the personal performance indicators and operational goals set by the Company, the shares of restricted stock awards granted to him/her but unfulfilled vesting conditions will be recalled and canceled by the Company without any compensation to such employee.

3.
During the vesting period, if an employee has voluntarily resigned or been dismissed or laid off, his/her unvested shares will be recalled and canceled by the Company without any compensation to such employee.

(V)	Where any of the following circumstances occurs, the unvested shares of restricted stock awards shall be subject to the following:
1.	Leave without pay:
The rights and obligations of the unvested shares of restricted stock awards not be affected and shall still be subject to the provisions of the Plan. The actual number of vested shares for each year shall, in

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addition to being subject to the conditions set by the Plan, be calculated proportionately based on the actual number of months when an employee is on the job during each performance period. Where an employee is on leave without pay on the vesting date, he/she will be deemed as having failed to fulfill the vesting conditions, and the unvested shares of restricted stock awards will be recalled and canceled by the Company without any compensation to such employee.
2.	Transfer to an affiliated company:
Where an employee has voluntarily applied for transfer to any affiliated company, his/her unvested shares of restricted stock awards will be recalled by the Company without any compensation to such employee. Where an employee has been approved by the Company for transfer to any affiliated company due to the UMC Group’s operational needs, the rights and obligations of his/her unvested shares of restricted stock awards will not be affected and shall still be subject to the provisions of the Plan. With respect to the operational goals of the Company, the percentage of the actual number of vested shares for each year shall be calculated proportionately based on the operational goals achieved. With respect to personal performance targets, they shall be re-measured based on the performance standards after transfer to the affiliated company. Further, the employee shall remain on the job at the affiliated company or the Company on the vesting date. Otherwise, he/she will be deemed as having failed to fulfill the vesting conditions, and his/her unvested shares of restricted stock awards will be recalled and canceled by the Company without any compensation to such employee.
3.	Retirement:
The rights and obligations of the unvested shares of restricted stock awards will not be affected and shall still be subject to the provisions of the Plan. The actual number of vested shares for each year shall, in addition to being subject to the conditions set by the Plan, be calculated proportionately based on the actual number of months

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when an employee is on the job during each performance period.
4.	Inability to continue the job due to physical disability caused by an occupational accident:
The unvested shares of restricted stock awards shall vest on the termination date of employment. With respect to any vesting year where the percentages of achievement of the Company’s operational goals and personal performance targets are confirmed as of the date of termination, the percentage of the actual number of vested shares for that year shall be calculated according to the vesting conditions set by the Plan. With respect to any vesting year where it is unable to confirm the percentages of achievement of the Company’s operational goals and personal performance targets, the unvested shares of restricted stock awards will be fully vested.
5.	Ordinary death or death caused by an occupational accident:
In the event of the death of an employee, his/her heir shall complete the legally required processes and provide relevant supporting documents for the unvested shares of restricted stock awards prior to applying for receipt of the inheritable shares or disposal interests thereof.  In the event of the death of an employee, with respect to any vesting year where the percentages of achievement of the Company’s operational goals and personal performance targets are confirmed as of the date of death of the employee, the percentage of the actual number of vested shares for that year shall be calculated according to the vesting conditions set by the Plan. With respect to any vesting year where it is unable to confirm the percentages of achievement of the Company’s operational goals and personal performance targets, the unvested shares of restricted stock awards will be fully vested.
6.
Where the Company has undergone a reorganization in accordance with the Business Mergers and Acquisitions Act, the vesting conditions for those unvested shares of restricted stock awards  deemed as completely fulfilled  or not  and the vesting percentage shall be subject to the determination of the Board of Directors.

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7.
In the event of any special circumstance such as where an employee has made an outstanding contribution to the company in which he/she is employed, at the termination of employment, the unvested shares of restricted stock awards deemed as completely fulfilled or not and the vesting percentage shall be subject to the determination of the Chairman based on the actual circumstances of different cases. In case that such employee is a director or an executive, the prior approval from the Remuneration Committee is required, and in case that such employee is not a director or executive, the prior approval from the Audit Committee is required.

(VI) The Company will cancel the shares of restricted stock awards recalled by the Company without compensation.

Article IV Total Amount of Issuance
A total number of 66,000,000 new common shares will be issued and granted to employees. The par value per share is NT$10, and the total amount is NT$660,000,000.

Article V Employee Eligibility and Release Review Procedure
(I)
An eligible employee shall be any full-time employee of the Company or any of its affiliates as defined under Article 369-2 and 369-3 of the Company Act who remains on the job on the vesting date. Such employee shall reach a certain level of performance and fulfill at least one of the following conditions:

1. The employee is strongly related to the future strategic development of the Company;
2. The employee is a critical technical talent.
(II)
The number of grantable shares of restricted stock awards will be determined based on seniority, job level, position, job performance, overall contribution, special achievement, or other conditions required on the basis for management, and the release criteria will be adopted accordingly. The number of shares granted shall be approved by the Chairman and submitted to the Board of Directors for resolution. Any employees who are directors or executives shall be subject to the

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approval of the Remuneration Committee, and any employees who are not directors or executives shall be subject to the approval of the Audit Committee.

(III)
Any person who holds 10% or more of the outstanding common shares of the Company is not eligible for a grant hereunder. Any member of the Remuneration Committee or any member of the Board of Directors who is not an employee is not eligible for a grant hereunder as well.

(IV)
The sum of the cumulated number of shares of restricted stock awards obtained by a single employee, in combination with the cumulated number of shares subscribable under the employee stock options granted by the Company to such employee pursuant to Article 56-1, Paragraph 1 of the Offering and Issuance Regulations shall not exceed 0.3% of the total outstanding shares of the Company. The total of the aforesaid sum plus the cumulated number of shares subscribable under the employee stock options granted by the Company to such employee pursuant to Article 56, Paragraph 1 of the Offering and Issuance Regulations shall not exceed 1% of the total outstanding shares of the Company. However, subject to special approval from the central competent authority of the relevant industry, such ceiling for a single employee could be exempted. Where the competent authority has updated its relevant regulations, the updated version of laws and regulations of the competent authority shall apply.

Article VI Limited Rights After Granting of New Shares and Prior to the Fulfillment of the Vesting Conditions
(I)
Before any employee who has been granted the shares of restricted stock awards fulfills the vesting conditions, except for the case of inheritance, the shares of restricted stock awards shall not be sold, pledged, transferred, gifted to others, created any encumbrance, or otherwise disposed of.

(II)
Before any employee who has been granted the shares of restricted stock awards fulfills the vesting conditions, his/her rights to attendance, proposal, statement, voting and election at the Shareholders’ Meeting shall be the same as those of the outstanding common shares of the

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Company, and shall be exercised by an entrusted institution according to the custodian agreement.
(III)
Where any employee has been granted the shares of restricted stock awards pursuant to the Plan, his/her other rights prior to fulfillment of the vesting conditions include, but are not limited to, the right to distribution of cash dividends, stock dividends, legal reserves and capital reserves, and the preemptive right for new shares of capital increase by cash, shall be the same as those of the outstanding common shares of the Company, and shall be exercised according to the custodian agreement.

(IV)
During the period from the book closure date for stock dividends granted by the Company, the book closure date for cash dividends, the book closure date for subscription of new shares from a cash capital increase, the book closure period of the Shareholders’ Meeting as specified by Article 165, Paragraph 3 of the Company Act or any other statutory book closure date occurring based on the fact until the record date for distribution of rights, the time and process for lifting the restrictions on the vested shares of any employee who has fulfilled the vesting conditions shall be subject to the custodian agreement or the applicable laws and regulations.

Article VII  Other Important Matters Agreed
(I)
The shares of restricted stock awards shall be deposited in a security trust account after the issuance. Prior to fulfillment of the vesting conditions, an employee shall not request the trustee to return the shares of restricted stock awards for any reason or in any way.

(II)
During the period when the shares of restricted stock awards are deposited in the security trust account, the Company or the person designated by it shall be fully authorized to act on behalf of the employees to deal with the following, including but not limited to the negotiation, execution, revision, extension, rescission or termination of the custodian agreement, and instructions on the delivery, use, and disposition of the property thereunder with the custodian.

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Article VIII	Execution and Confidentiality
(I)
Any employee who has been granted the shares of restricted stock awards may be deemed to have acquired such shares only after he/she has signed the “Agreement to Receive Restricted Stock Awards” and completed the processes relevant to the custodial trust pursuant to a notice from the responsible department. Where the employee has failed to sign the relevant documents as required, he/she will be deemed to have renounced his/her shares of restricted stock awards.

(II)
All employees and owners of the shares of restricted stock awards and derivative rights acquired in accordance with the Plan shall comply with the provisions of the Plan and the “Agreement to Receive Restricted Stock Awards”, and failure to do so will be deemed as non-fulfillment of the vesting conditions. They shall also comply with the UMC Group’s pay secrecy requirements and may not inquire with others about or disclose the details and number of the restricted stock awards granted or inform others of the details and personal rights relevant to the Plan. In the event of any violation of the aforesaid requirements, the Company may recall and cancel the unvested shares of restricted stock awards without any compensation to such employees.

Article IX Taxation
Taxation related to the restricted stock awards granted in accordance with the Plan shall be subject to the applicable laws of the country where the employee resides at the time of grant.

Article XOther Important Matters
(I)
The Plan shall be approved by the resolution of  majority of the directors at a meeting of the Board of Directors attended by at least two-thirds of all directors, and shall be submitted to the Shareholders’ Meeting for approval and implemented after its registration with the competent authority has become effective. Any amendments made to the Plan prior to the actual issuance shall follow the same procedure. If subsequent amendment to the Plan is required due to a change of laws or pursuant to a review by the competent authority, the Chairman shall

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be authorized to amend the Plan. Issuance of shares may commence only after such amendment has been submitted to the Board of Directors for ratification.
(II)
Except as otherwise specified by law, for any matter not provided for in the Plan, the Board of Directors or any person authorized by it shall be fully authorized to revise or implement the matter in accordance with the applicable laws and regulations.

Note: This English translation is for reference purposes only. In the event of any discrepancy between the Chinese original and this English translation, the Chinese original shall prevail.

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